As filed with the Securities and Exchange Commission on June 8, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Revlon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3662955

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One New York Plaza
New York, New York 10004
(212) 527-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended
 (Full title of the plan)

Cari Robinson
Executive Vice President & General Counsel
One New York Plaza
New York, New York 10004
(212) 527-4000
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non‑accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, par value $0.01 per share, issuable pursuant to the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended	2,000,000 shares		$14.17	(3)	$28,340,000	(3)	$3,091.90
Total	2,000,000 shares	(2)					$3,091.90
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2) This Registration Statement on Form S-8 registers 2,000,000 shares of Revlon, Inc.’s Class A Common Stock, par value $0.01 (“Revlon Class A Common Stock”), reserved for issuance under the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended
(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act based, in accordance with Rule 457(c), on the average of the high and low prices of Revlon Class A Common Stock reported on The New York Stock Exchange on June 2, 2021 of $15.15 and $13.19, respectively.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 2,000,000 shares of Class A Common Stock of Revlon, Inc. (the “Registrant” or the “Company”), par value $0.01 per share, reserved for issuance under the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”) pursuant to an amendment approved on June 3, 2021 by stockholders owning a majority in voting interest of the Company’s voting capital stock at the Company’s 2021 Annual Stockholders’ Meeting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

1.	the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 11, 2021 (including the exhibits thereto);

2.
the portions of the Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders filed on April 20, 2021 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020;

3.	the Quarterly Report on Form 10-Q for the three month period ended March 31, 2021, filed on May 10, 2021;

4.
the description of the Class A Common Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the Company’s Form 10-K, filed on March 12, 2020, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

 Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Cari Robinson, Esq., the Executive Vice President and General Counsel of the Company, is furnishing an opinion as to the legality of the securities being registered hereby, which is attached hereto as Exhibit 5.1. Ms. Robinson holds Restricted Stock Units granted under the Plan.

Item 6.  Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article X of the by-laws of the Company, a copy of which is filed as an exhibit to this Registration Statement, provides for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

Section 8 of Article X of the by-laws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 of Article X of the by-laws provides that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any of its directors or officers in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company.

Pursuant to Section 102(b)(7) of the DGCL, Section (4) of Article Fifth of the Company’s certificate of incorporation, a copy of which is filed as an exhibit to this Registration Statement, provides that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Registrant herewith files the exhibits identified below.

Exhibit No.	Description of Exhibit
3.1
Restated Certificate of Incorporation of Revlon, dated February 25, 2014 (incorporated by reference to Exhibit 3.1 of Revlon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 5, 2014).

3.2
Second Amended and Restated By-Laws of Revlon, dated November 3, 2016 (incorporated by reference to Exhibit 3.1 to Revlon’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 filed with the SEC on November 4, 2016.

4.1
Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (incorporated herein by reference to Annex C to the Company’s Definitive Proxy Statement for its 2021 Annual Stockholders’ Meeting filed with the Securities and Exchange Commission on April 20, 2021 (File No. 001-11178)).

4.2
Second Amendment to the Fourth Amended and Restated Revlon, Inc. Stock Plan (incorporated herein by reference to Annex B to the Company’s Definitive Proxy Statement for its 2021 Annual Stockholders’ Meeting filed with the Securities and Exchange Commission on April 20, 2021 (File No. 001-11178)).

5.1*	Opinion of Cari Robinson, Esq., Executive Vice President and General Counsel of the Company, regarding the legality of the securities being registered.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Cari Robinson, Esq. (included in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney executed by Debra Perelman.
24.2*	Power of Attorney executed by Victoria Dolan.
24.3*	Power of Attorney executed by Pamela Bucher.
24.4*	Power of Attorney executed by Ronald O. Perelman.
24.5*	Power of Attorney executed by E. Scott Beattie.
24.6*	Power of Attorney executed by Alan S. Bernikow.
24.7*	Power of Attorney executed by Kristin Dolan.
24.8*	Power of Attorney executed by Cristiana Falcone
24.9*	Power of Attorney executed by Ceci Kurzman.
24.10*	Power of Attorney executed by Victor Nichols.
24.11*	Power of Attorney executed by Barry F. Schwartz.
__________________________________

  * Filed herewith.

 Item 9.  Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 8th day of June, 2021.

REVLON, INC.

By:	/s/ Cari Robinson
Cari Robinson Executive Vice President and General Counsel

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of June 8, 2021 by the following persons in the capacities indicated.

Name	Title
*
Debra Perelman	President, Chief Executive Officer and Director

*
Victoria Dolan	Chief Financial Officer

*
Pamela Bucher	Chief Accounting Officer and Controller

*
Ronald O. Perelman	Chairman of the Board and Director

*
E. Scott Beattie	Vice Chairman of the Board and Director

*
Alan S. Bernikow	Director

*
Kristin Dolan	Director
*
Cristiana Falcone	Director
* Ceci Kurzman	Director

*
Victor Nichols	Director

*
Barry F. Schwartz	Director

* Cari Robinson, Esq., by signing her name hereto, does hereby sign this registration statement on behalf of the directors of the registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed as exhibits to this registration statement.

By: /s/ Cari Robinson
Cari Robinson, Esq.
Attorney-in-fact